UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) - May 20, 2008

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(a)   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 19, 2008, the Board of Directors of RF Monolithics, Inc. (“RF”) elected Farlin A. Halsey to serve as Vice President of Product Marketing, effective May 19, 2008.

Mr. Halsey, age 42, served from April 2007 to May 2008, as Vice President, Corporate Strategy and Alliances of NovAtel, a wholly-owned subsidiary of Hexagon AB, a manufacturer of precision Global Navigation Satellite Systems, components and subsystems; and from July 2002 to April 2007, as Vice President of Marketing of NovAtel. From August 2000 to January 2002, Mr. Halsey served as Vice President of Marketing for JP Mobile, Incorporated, a Dallas, Texas based software provider and prior to that as Vice President of Alliances and Channels for JP Mobile.

Mr. Halsey will receive a base salary of $155,000 and will be eligible for performance-based compensation under our Omnibus Incentive Plan of 2007. He was granted 25,000 Restricted Stock Units (“RSU”), which will vest over a four-year period. Mr. Halsey has entered into a change-of-control agreement with us consistent with agreements executed by all of our corporate officers. This agreement provides that, if, following a change-in-control, the officer is terminated by us for any reason other than (a) death, (b) cause, (c) illness, accident or other physical or mental incapacity, or (d) voluntary resignation, the officer is entitled to receive a payment of (1) up to two times his annualized base salary and largest annual cash bonus during the immediately preceding three fiscal years; (2) a payment equal to 12 months’ cost to us of the then-existing employee benefits; and (3) a gross-up payment to offset any excise tax which may result from the change-of-control payments.

Item 9.01     Financial Statements and Exhibits.

(c)	Exhibits.

	Exhibit	Description
	99	Registrant’s Press Release, dated May 20, 2008, announcing the appointment of Farlin A. Halsey as Vice President Product Marketing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	May 20, 2008

EXHIBIT INDEX

Exhibit	Description

99	Registrant’s Press Release, dated May 20, 2008, announcing the appointment of Farlin A. Halsey as Vice President of Product Marketing